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                                  Exhibit 99.1

                          BEACON CAPITAL PARTNERS, INC.
                               One Federal Street
                           Boston, Massachusetts 02110


Contact:  Randy J. Parker                                          FOR IMMEDIATE
          Chief Financial Officer                                        RELEASE
          (617) 457-0400

  BEACON CAPITAL PARTNERS ANNOUNCES RECENT PROPERTY SALES IN SAN FRANCISCO AND
                                    CAMBRIDGE

BOSTON, June 16, 2000 -- Beacon Capital Partners, Inc. announced today that it has sold properties in San Francisco, CA and Cambridge, MA.

The San Francisco property, located at 233 Fremont Street, was sold to, and will be occupied by Charles Schwab & Co., Inc. Beacon Capital Strategic Partners (an affiliate of Beacon Capital Partners) purchased the building in 1999 for $33.5 million and began a complete rehabilitation and expansion that will be completed by first quarter 2001. The total purchase price for the building is approximately $146 million. The buyer will fund remaining development costs. Upon completion, the building will include 385,000 square feet and will feature a complete structural upgrade, a new facade, and all new building systems.

The Cambridge property, known as the Athenaeum Building, was purchased by New York-based Capital Properties for $68 million. The 306,000 square foot building, located at 215 First Street, was acquired by Beacon Capital Partners in May 1998 as part of a 970,000 square foot portfolio that includes office and laboratory buildings at One Kendall Square. Beacon Capital Partners acquired those properties in a joint venture with PaineWebber, and continues to own the remainder of the portfolio.

Beacon Capital Partners, formed in January 1998 to pursue investment opportunities in commercial real estate, is led by Alan M. Leventhal, Chairman and CEO, and Lionel P. Fortin, President and COO. The company is based in Boston and has a regional office in Los Angeles.

Certain matters discussed in this press release, including statements regarding the completion of the building at 233 Fremont Street, may constitute forward-looking statements within the meaning of the Federal securities law. Although Beacon Capital Partners, Inc. believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the company can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include general economic conditions, local real estate conditions, general development and redevelopment risks and other risks detailed in the Company's Form 10-Q filed with the Securities and Exchange Commission.